MERCANTILE MUTUAL FUNDS, INC.
                              615 East Michigan St
                           Milwaukee, Wisconsin 53201

October 20, 2000



       MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
                     OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of the Mercantile Mutual Funds, Inc. (the Funds), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2000 and for the period from November 30, 1999 through July 31, 2000, with respect to securities reflected in the investment accounts of the Funds.

Sincerely,



/s/ Joseph C. Neuberger
-----------------------
Joseph C. Neuberger
Vice President and Assistant Treasurer
Mercantile Mutual Funds, Inc.